Exhibit 99.1

Vishay Intertechnology to Offer $150 Million of Convertible Senior Debentures

MALVERN, PA — May 29, 2012 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced its intention to commence an offering, subject to market conditions and other factors, of $150 million principal amount of convertible senior debentures. The debentures would be due in 2042 and are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and the other terms will be determined by negotiations between Vishay and the initial purchasers of the debentures.

Vishay intends to use the net proceeds from this offering, together with cash on hand, to repurchase shares of its common stock for an aggregate purchase price of $150 million as follows:

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Through an initial purchaser or its affiliate which, acting as Vishay’s agent, will purchase shares of Vishay’s common stock from institutional investors in negotiated transactions concurrently with the pricing of this offering. Such repurchases may raise or maintain the market price of our common stock above levels that would otherwise prevail or prevent or slow a decline in the market price of Vishay’s common stock; and

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Through an agreement with an initial purchaser or its affiliate concurrently with the pricing of this offering. Pursuant to the terms of such repurchase, concurrent with the closing of this offering, the counterparty to such agreement will sell short to us shares of Vishay’s common stock. As a result of such short sale, concurrently with, and for a period of time following, the pricing of the debentures, Vishay expects the counterparty to such agreement (or an affiliate thereof) to purchase shares of Vishay’s common stock from third parties and/or enter into various derivative transactions with respect to Vishay’s common stock. The effect, if any, of any of these transactions and activities on the market price of Vishay’s common stock and/or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could have the effect of increasing or preventing a decline in the price of Vishay’s common stock and the debentures, concurrently with the pricing of the debentures and for a period of time following such pricing.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The debentures and any shares of Vishay's common stock that may be issued upon conversion of the debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300